EX-2.4

                  MUTUAL RELEASE AND TERMINATION AGREEMENT


                  MUTUAL RELEASE AND TERMINATION AGREEMENT

     THIS MUTUAL RELEASE AND TERMINATION AGREEMENT ("Agreement") is made and entered into this 15th day of December, 2002, by and between Synthetic Turf Corporation of America, a Nevada corporation ("Company"), and the former shareholders of H.J. Ventures, Inc., a Nevada corporation ("HJ"), herein acting and represented by Lowell Holden (collectively, "Parties").

                                   Recitals

     WHEREAS, the Company wishes to discontinue the business of HJ;

     WHEREAS, the former shareholders of HJ are willing to redeem the stock in the Company, which they received from the Company for their shares in HJ; and.

     WHEREAS, the Company and HJ desire to settle fully and finally all differences arising out of an Agreement of Sale of Shares, dated November 15, 2002, between the parties;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:

1.  Agreement by the Parties.

     (a) The Company shall surrender its interest in HJ and exchange its shares in HJ for 9,120,000 shares of restricted common stock of the Company, which are currently being held by the former shareholder of HF, Lowell Holden.

     (b) Messrs. Holden will in turn surrender 9,120,000 of restricted common stock in the Company for all the outstanding shares of restricted common stock of HJ, which will be transferred to Johnson by Sturf.

     (c) All parties to this Agreement agree that the transaction hereunder operates as a formal termination of the Agreement of Sale of Shares, dated November 15, 2002.

2.  Complete Release by Both Parties.

     Except as herein otherwise agreed, each party hereby irrevocably and unconditionally releases, acquits and forever discharges the other and each of their present and former agents, directors, officers, employees, representatives, attorneys, and members of its governing board, and all persons acting by, through, under or in concert with any of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, which each party at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of the Parties. This Agreement shall cover and include all claims several or otherwise, past present or future, which can or may ever be asserted by any person or persons, as heirs, or otherwise.

     This Agreement shall cover and include all and any future damages not now known to any of the parties hereto which may later develop or be discovered, including the effects or consequences thereof and including all causes of action therefor. The Parties hereby waive any right under any statutes which restrict the ability to waive claims not known at the time of executing a release, including California Civil Code Section 1542 and similar provisions under other state laws; this statue provides, in part, that:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     In connection therewith, the Parties acknowledge that they may hereafter discover facts in addition to or different from those which the Parties now know or believe to be true with respect to the subject matter released hereby but that it is the Parties' intention hereby to fully, finally and forever settle and release such matters, disputes, and differences, now known and unknown, foreseen and unforeseen, suspected or unsuspected, as provided herein.

3.  Non-Admission of Liability.

     All claims, past, present or future, are disputed and this full and final settlement thereof is neither to be construed or deemed as evidence of liability, culpability, negligence, or wrongdoing on the part of the Parties or to any other third party claimant, nor as an admission of liability or responsibility at any time or in any manner whatsoever. This Agreement is a settlement document and shall be inadmissible as evidence in any proceeding, except an action or proceeding to approve, interpret or enforce this Agreement.

4.  No Other Claims.

     Each party covenants and represents that it has not and will not filed any complaints or charges or lawsuits against the other, nor with any governmental agency or any court. In addition, each of the Parties warrants and represents to the other Parties that there are no persons or firms not signing this Agreement who may have any claim against the Parties released hereby for any loss sustained by the Parties in connection with this matter. The Parties shall hold each other harmless and indemnify the other from any claims or actions, including reasonable attorneys' fees and costs, by any other persons or firms whomsoever arising from the damages sustained by the Parties as a result of the claims or actions described in the first paragraph herein. Each of the Parties represents and warrants to the other that no other party, or agent of any other party, has made any promise, representation, or warranty, express or implied, not contained herein, concerning the subject matter of this Agreement to induce the Parties to execute this Agreement; and that this Agreement was not executed in reliance on any such promise, representation, or warranty.

5.  Indemnification.

     The Company shall indemnify and hold harmless HJ against loss, including attorneys' fees and costs, from any and every claim or demand of every kind and character, including claims for contribution, which may be asserted by the Company by reason of said damages or the effects or consequence thereof. HJ shall indemnify and hold harmless the Company against loss, including attorneys' fees and costs, from any and every claim or demand of every kind and character, including claims for contribution, which may be asserted by HJ by reason of said damages or the effects or consequence thereof.

6.  Rights Cumulative; Waivers.

     The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

7.  Benefit; Successors Bound.

     This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the Parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

8.  Entire Agreement.

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

9.  Assignment.

     Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

10.  Amendment.

     This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

11.  Severability.

     Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

12.  Section Headings.

     The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.  Construction.

     Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

14.  Further Assurances.

     In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

15.  Governing Law.

     This Agreement shall be governed by the interpreted in accordance with the laws of the State of Nevada without reference to its conflicts of laws rules or principles.

16.  Arbitration.

     Any and all disputes relating to this Agreement or its breach, including any claim for legal malpractice, shall be settled by arbitration, by a single arbitrator, in Minneapolis, MN, in accordance with the then-current rules of JAMS/Endispute; the Company and HJ waive any right they may have under any statute or law to cause such proceeding to be transferred to any other venue. Judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof. Costs of arbitration, including reasonable attorneys' fees and costs incurred, as determined by the arbitrator, together with reasonable attorneys' fees and costs incurred by the prevailing party in court enforcement of the arbitration award, must be paid to the prevailing party by the party designated by the arbitrator or court. Service of the Petition to Confirm Arbitration and written notice of the time and place of the hearing thereon shall be in the same manner provided in this Agreement.

     Should one party either dismiss or abandon his claim or counterclaim before hearing thereon, the other party shall be deemed the "prevailing party" pursuant to this Agreement. Should both parties receive judgment or award of their respective claims, the party in whose favor the larger judgment or award is rendered shall be deemed the "prevailing party" pursuant to this Agreement.

     The Parties acknowledge that such binding arbitration may deprive the Parties of various rights that it otherwise might have in a legal action, including, without limitation, the right to a jury trial, the right to appeal, and full discovery rights.

17.  Consents.

     The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

18.  Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

20.  Consultation with Counsel.

     The Company and HJ represent and acknowledge that they have discussed this Agreement with their respective attorneys, that each has carefully read and fully understands all of the provisions of this Agreement, that each has been advised with respect to said provision and that each is voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

SYNTHETIC TURF CORPORATION OF AMERICA


By: /s/  Gary Borglund
Gary Borglund, President

FORMER SHAREHOLDERS OF H. J. VENTURES


By: /s/  Lowell Holden
Lowell Holden, President of H. J. Ventures